EXHIBIT 10.6

Quarterly Bonus Plan. The plan is a quarterly, non-equity incentive plan for officers and employees. Ms. Price is the only named executive officer that participates in this plan. The goals under the Quarterly Bonus Plan for Ms. Price, which are set by the President and Chief Executive Officer, are sales incentives for residential and consumer loan production for her performance individually and the performance of her department managers. Sales incentives include levels of loan originations by her and managers reporting to her, the number of saleable loans in the portfolio and the volume of the mortgage servicing portfolio. The determination of the level of bonus is the result of her and her team's performance under these goals. The bonus earned under the Quarterly Bonus Plan is subject to the same earnings override as the Annual Bonus Plan.